Exhibit 99.2

[Letterhead of Goldman Sachs & Co.]

November 20, 2014

Board of Directors

Covidien plc

20 Lower Hatch Street

Dublin 2

Ireland

Re:	Amendment No. 5 to Registration Statement on Form S-4 of Medtronic Holdings Limited (File No. 333-197406) (the “Registration Statement”)

Lady and Gentlemen:

Reference is made to (i) our opinion letter, dated June 15, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Medtronic, Inc. (“Medtronic”) and its affiliates) of the outstanding ordinary shares, par value $0.20 per share, of Covidien plc (the “Company”) of the scheme consideration (as defined in the Registration Statement) pursuant to the Transaction Agreement, dated as of June 15, 2014, among Medtronic, Kalani I Limited, Makani II Limited, Aviation Acquisition Co., Inc., Aviation Merger Sub, LLC and the Company and (ii) our letter, dated October 20, 2014 (“Confirmation Letter”), confirming that, based upon and subject to the factors and assumptions stated therein, had Goldman Sachs performed its financial analyses set forth in its presentation to the board of directors of the Company on June 15, 2014 on the basis of the funding structure currently contemplated for the transactions contemplated in the Transaction Agreement, there would have been no change to the conclusion set forth our opinion.

The Opinion Letter and Confirmation Letter are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include the Opinion Letter and Confirmation Letter in the Registration Statement relating to the proposed transaction described in the Proxy Statement/Prospectus included in the Registration Statement.

In that regard, we hereby consent to the references to our Opinion Letter and Confirmation Letter under the captions “Summary—Opinion of Covidien’s Financial Advisor”; “Summary—Recommendation of the Covidien Board of Directors and Covidien’s Reasons for the Transaction”; “The Transaction—Background of the Transaction”; “The Transaction—Recommendation of the Covidien Board of Directors and Covidien’s Reasons for the Transaction”; “The Transaction—Opinion of Covidien’s Financial Advisor”; and “The Transaction Agreement—Representations and Warranties”; and to the inclusion of the foregoing opinion and Confirmation Letter in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter and Confirmation Letter are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent,

Board of Directors

Covidien plc

November 20, 2014

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we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)